SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☐	Soliciting Material Pursuant to § 240.14a-12
KRONOS BIO, INC.
(Name of Registrant as Specified In Its Charter)
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KRONOS BIO, INC.

1300 So. El Camino Real, Suite 400
San Mateo, California 94402

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 22, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (“Annual Meeting”) of Kronos Bio, Inc., a Delaware corporation (the “Company”). The meeting will be held on June 22, 2022 at 11:00 a.m., Eastern Time. This year’s Annual Meeting will be a completely virtual meeting of stockholders. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/KRON2022, where you will be able to listen to the meeting live, submit questions and vote online. We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.	To elect the Board of Directors’ three nominees for director named herein to hold office until the 2025 Annual Meeting of Stockholders.
2.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.
3.
To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.

4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 25, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors,

Barbara A. Kosacz
Secretary
San Mateo, California
April 27, 2022

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

KRONOS BIO, INC.

1300 So. El Camino Real, Suite 400
San Mateo, California 94402

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 22, 2022
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Kronos Bio, Inc. (sometimes referred to as “we,” “us,” “our,” the “Company” or “Kronos Bio”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (“Annual Meeting”), including at any adjournments or postponements of the meeting. The Annual Meeting will be held virtually on June 22, 2022 at 11:00 a.m., Eastern Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/KRON2022, where you will be able to listen to the meeting live, submit questions, and vote online. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on April 29, 2022 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 9, 2022.
Why are we holding a virtual Annual Meeting?
This year we have implemented a virtual format for our Annual Meeting, which will be conducted via live audio webcast and online stockholder tools. We believe a virtual format helps to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world without person-to-person contact, at no cost (other than any costs associated with your internet access, such as usage charges from internet access providers and telephone companies). A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board or management. During the Annual Meeting, we may answer questions submitted during the Annual Meeting and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits. We do not intend to post questions received during the Annual Meeting to our website.
What do I need to do to attend the Annual Meeting?
You will be able to attend the Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/KRON2022. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 11:00 a.m. Eastern Time on June 22, 2022. We encourage you to access the meeting prior to the start time. Online check-in will begin at 10:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 25, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 56,732,201 shares of common stock outstanding and entitled to vote. A list of our stockholders of record will be open for examination by any stockholder beginning ten days prior to the Annual Meeting at our headquarters located at 1300 So. El Camino Real, Suite 400, San Mateo, California 94402. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (650) 781-5200 or writing to the Corporate Secretary at the address above. In addition, the list will be available for inspection by stockholders on the virtual meeting website during the Annual Meeting.
Stockholder of Record: Shares Registered in Your Name
If on April 25, 2022, your shares were registered directly in your name with Kronos Bio’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote live online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card that may be mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 25, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. If your shares are held in street name and you desire to vote online during the Virtual Annual Meeting, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the meeting.
What am I voting on?
There are three matters scheduled for a vote:
•	Proposal 1: Election of the Board’s three nominees for director named herein to hold office until the 2025 Annual Meeting of Stockholders;
•	Proposal 2: To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers; and
•
Proposal 3: Ratification of the selection, by the Audit Committee of the Board, of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.

What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may “Abstain” from voting on that matter. You may “Abstain” or vote “For” or “Against” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote live online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote live online even if you have already voted by proxy.

•
To vote live at the Annual Meeting, attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/KRON2022, where stockholders may vote and submit questions during the meeting (have your Notice or proxy card in hand when you visit the website).

•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time, on June 21, 2022 to be counted.

•
To vote through the internet, go to www.proxyvote.com and follow the on-screen instructions to complete an electronic proxy card or scan the QR code on your proxy notice with your smartphone. You will be asked to provide the control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time, on June 21, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Kronos Bio. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote live online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 25, 2022.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or live online at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 2 without your instructions, but may vote your shares on Proposal 3 even in the absence of your instruction.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, (i) “For” the election of the three nominees for director; (ii) for “One Year” as the preferred frequency for soliciting advisory stockholder votes on executive compensation; and (iii) “For” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 1300 So. El Camino Real, Suite 400, San Mateo, California 94402.
•	You may attend and vote online at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2022, to Kronos Bio, Inc., Attn: Secretary, 1300 So. El Camino Real, Suite 400, San Mateo, California 94402. If you wish to submit a proposal (including a director nomination) at the meeting, you must do so between February 22, 2023 and March 24, 2023. You are also advised to review the Company’s Bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.
In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules (once effective) stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) no later than April 23, 2023.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to Proposal 2 regarding the frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and for the proposal to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm, votes “For” and “Against,” abstentions, and, if applicable, broker non-votes. Abstentions will be counted toward the vote total for Proposal 2, and will have the same effect as votes “Against” each of the proposed voting frequencies. Abstentions will be counted toward the vote total for Proposal 3 and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
With respect to Proposal 1, the election of directors, the three nominees receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.
With respect to Proposal 2, advisory vote on the frequency of stockholder votes on executive compensation, one of the proposed voting frequencies must receive “For” votes from the holders a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If none of the proposed voting frequencies receives the votes of the holders of a majority of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting, we will consider the frequency receiving the highest number of affirmative votes from the holders of shares present or represented by proxy and entitled to vote at the Annual Meeting to be the frequency preferred by our stockholders. If you “Abstain” from voting, it will have the same effect as a vote “Against” each of the proposed voting frequencies. Broker non-votes will have no effect.
To be approved, Proposal 3, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2022, must receive “For” votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote is present at the meeting or represented by proxy. On the record date, there were 56,732,201 shares outstanding and entitled to vote. Thus, the holders of at least 28,366,101 shares must be present at the meeting or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote live online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal 1
Election of Directors
Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
Our Board of Directors currently consists of nine members. There are three directors in Class II, whose term of office expires at the Annual Meeting: Otello Stampacchia, Ph.D., David Tanen, and Roshawn Blunt. Dr. Stampacchia, Mr. Tanen, and Ms. Blunt have been nominated for re-election at the Annual Meeting.
Dr. Stampacchia, Mr. Tanen and Ms. Blunt, each of whom is a current director of the Company appointed by our Board, were each recommended by the Nominating and Corporate Governance Committee of the Board for nomination to the Board at the Annual Meeting. Each nominee for director to be elected at the Annual Meeting will serve for a three-year term until our 2025 Annual Meeting of Stockholders, and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. It is our policy to invite directors and nominees for director to attend the Annual Meeting. All of our directors other than one director whose term did not continue after the annual meeting attended our 2021 Annual Meeting of Stockholders.
Directors are elected by a plurality of the votes of the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, the three nominees receiving the most “For” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. If no contrary indication is made, shares represented by executed or authenticated proxies will be voted “For” the election of the three nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board. Each nominee has agreed to serve as a director if elected and we have no reason to believe that any nominee will be unable to serve.
The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. The Nominating and Corporate Governance Committee also seeks to attain diversity and balance among directors of race, gender, geography, thought, viewpoints, and backgrounds. To those ends, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members through diversity and who also exhibit integrity, collegiality, sound business judgment, and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director/nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.
The following is a brief biography of each director nominee, each director in the classes who is not standing for election at the Annual Meeting and whose term will continue after the Annual Meeting, and each of our executive officers.
Nominees for Election for a Three-year Term Expiring at the 2025 Annual Meeting
Roshawn Blunt
Roshawn Blunt, 47, has served as a member of our Board since November 2021. She has more than 25 years of experience in the biopharmaceutical and medical device industries. She founded and has served as managing director of 1798, LLC, a national health care consulting firm that specializes in healthcare compliance, reimbursement, health policy and patient access issues in September 2010. She served on the board of directors of Adamis Pharmaceuticals, a public biopharmaceutical company from August 2019 to October 2021. From

February 2007 to August 2010 Ms. Blunt was a managing director of the Aequitas Group, a healthcare advisory firm, where she led the health economics and reimbursement consultancy. Prior to that, Ms. Blunt worked at Johnson & Johnson, a public pharmaceutical company, from 2005 to 2007, and from 2000 to 2005 she was part of the global government affairs organization at Amgen, Inc., a public biopharmaceutical company. Prior to founding 1798, LLC, Ms. Blunt was vice president of strategy, planning, and communication at Long Beach Memorial Center and Miller Children’s Hospital. Ms. Blunt graduated from Princeton University, where she earned her A.B. from the Princeton School of Public and International Affairs. She earned her MBA from Kellogg School of Management at Northwestern University. We believe Ms. Blunt is qualified to serve on our Board due to her experience running a national health care consulting firm, the depth of her knowledge around reimbursement and patient access and her prior experience working in the biopharmaceutical industry.
Otello Stampacchia, Ph.D.
Otello Stampacchia, Ph.D., 53, has served as a member of our Board since May 2018. Dr. Stampacchia has served as founder and Managing Director of Omega Funds since January 2004. Previously, he was in charge of life sciences direct investments at AlpInvest Partners B.V. from November 2001 to December 2003, and he was the portfolio manager of the Lombard Odier Immunology Fund from January 2001 to November 2001. Prior to that, Dr. Stampacchia was a member of the healthcare corporate finance and mergers and acquisitions team at Goldman Sachs Group, Inc. from 1997 to 2000. Before joining Goldman Sachs, Dr. Stampacchia helped co-found the healthcare investment activities at Index Securities, now Index Ventures, Inc. Dr. Stampacchia is currently a member of the boards of directors of Ikena Oncology, Inc., a public biotechnology company, and Omega Alpha SPAC, a public special purpose acquisition corporation. Dr. Stampacchia previously served on the boards of the following public companies: ESSA Pharma, Inc., Gossamer Bio, Inc., Morphic Therapeutic, Inc. and Replimune Group, Inc. Dr. Stampacchia received his M.S. in Genetics from Universa' degli Studi di Pavia, his Ph.D. in Molecular Biology from the University of Geneva and a European Ph.D. in Biotechnology (EDBT) from the European Association for Higher Education in Biotechnology. We believe Dr. Stampacchia is qualified to serve on our Board due to his investment experience in the life sciences industry and his prior experience as a director of life sciences companies.
David M. Tanen
David M. Tanen, 50, has served as a member of our Board since our inception in June 2017. Mr. Tanen is a co-founder of Two River, LLC, a life-science consulting and investment firm, and has served as a partner since September 2004. He has served as an advisor to Vida Ventures, a life science investment firm, since November 2018. Prior to founding Two River, Mr. Tanen served as General Counsel for a life science-focused venture capital firm. Mr. Tanen is also a co-founder of Kite Pharma, Inc., where he served as Corporate Secretary and General Counsel from June 2009 until its acquisition by Gilead Sciences in 2017. He is a co-founder of Allogene Therapeutics, and has served as its Corporate Secretary since its inception in December 2017. Mr. Tanen received his B.A. from The George Washington University and his J.D. from Fordham University School of Law, where he has served on the Dean’s Planning Council since 2009.We believe Mr. Tanen is qualified to serve on our Board due to his experience serving as an officer and a member of the boards of directors of clinical-stage life sciences companies, and because of his investment experience in the life sciences industry.
The Board of Directors Recommends
A Vote “For” Each Named Nominee.

Directors Continuing in Office Until the 2023 Annual Meeting
Arie Belldegrun, M.D. FACS.,
Arie S. Belldegrun, M.D., FACS, 72, has served as Chair of our Board of Directors since November 2017. Dr. Belldegrun is a co-founder of Allogene Therapeutics, a public biopharmaceutical company, and has served as Executive Chair of its board of directors since November 2017. From March 2014 to October 2017, Dr. Belldegrun served as the President and Chief Executive Officer of Kite Pharma, Inc. and as a member of its board of directors from June 2009 to October 2017. Dr. Belldegrun currently serves as Chair of Bellco Capital LLC, a position he has held since 2004; Chair of UroGen Pharma Ltd., a publicly traded biotechnology company, a position he has held since December 2012; as Chair and Partner of Two River Group, a life science consultating and investment firm, a position he has held since June 2009; and as a director of Ginkgo Bioworks, a publicly traded biological engineering company, a position he has held since September 2021. Since November 2017, Dr. Belldegrun also serves as Senior Managing Director of Vida Ventures, LLC. Dr. Belldegrun previously served as a director of Teva Pharmaceutical Industries Ltd. from March 2013 to January 2017, Chair of Arno Therapeutics, Inc. from March 2008 to January 2017, a director of Capricor Therapeutics, Inc. from September 2009 to November 2013, and a director of SonaCare Medical, LLC from October 2009 to October 2014. In 1996, he founded Agensys, Inc., a biotechnology company, where he served as its founding Chair from 1996 to 2001, and continued to serve on the board until 2007 when it was acquired by Astellas Pharma Inc. Dr. Belldegrun was also the Founding Vice-Chair of the board of directors and Chair of the scientific advisory board of Cougar Biotechnology, Inc., a biotechnology company, from 2003 to 2009, when it was acquired by Johnson & Johnson. He is certified by the American Board of Urology and the American Association of Genitourinary Surgeons. Dr. Belldegrun is Research Professor, holds the Roy and Carol Doumani Chair in Urologic Oncology, and Director of the Institute of Urologic Oncology at the David Geffen School of Medicine at the University of California, Los Angeles. Prior to joining UCLA in October of 1988, he was a research fellow at NCI/NIH in surgical oncology and immunotherapy from July 1985 to August 1988 under Dr. Steven Rosenberg. Dr. Belldegrun received his M.D. from the Hebrew University Hadassah Medical School in Jerusalem before completing his post graduate studies in Immunology at the Weizmann Institute of Science and his residency in Urologic Surgery at Harvard Medical School. We believe Dr. Belldegrun is qualified to serve on our Board due to his experience as a senior executive and as a director of several life sciences companies, and because of his knowledge of our industry.
Joshua Kazam
Joshua Kazam, 45, has served as a member of our Board since our founding in June 2017. Mr. Kazam currently serves on the board of directors of Allogene Therapeutics, Inc., a public biopharmaceutical company, and served as its President from November 2017 until June 2018. He was a founder of Kite Pharma, Inc. and served as a member of its board of directors from its inception in June 2009 until October 2017. In June 2009, Mr. Kazam co-founded Two River Consulting, LLC, a life science consulting and investment firm. He has served on the board of Flying Eagle Acquisition Corp. since February 2020. Mr. Kazam previously served as a director of Diamond Eagle Acquisition Corp. from January 2019 until April 2020, Capricor Therapeutics, Inc. from May 2005 until May 2019 and Platinum Eagle Acquisition Corp. from January 2018 to March 2019. Platinum Eagle Acquisition Corp., Diamond Eagle Acquisition Corp. and Flying Eagle Acquisition Corp. are blank check companies formed for the purpose of effecting a business combination with one or more businesses. Mr. Kazam has served as the President of Desert Flower Foundation since June 2016. Mr. Kazam received his B.A. in Entrepreneurial Management from the Wharton School of the University of Pennsylvania and is a member of the Wharton School’s Undergraduate Executive Board. We believe Mr. Kazam is qualified to serve on our Board due to his experience serving on the boards of directors of clinical-stage life sciences companies, and because of his investment experience in the life sciences industry.
Elena Ridloff, CFA
Elena H. Ridloff, CFA, 42, has served as a member of our Board of Directors since September 2020. Since September 2021, Ms. Ridloff has been serving as the Chief Financial Officer of Sionna Therapeutics, Inc., a private biotechnology company. Previously, she held multiple roles at Acadia Pharmaceuticals, Inc., a public biopharmaceutical company, including Senior Vice President, Investor Relations from April 2018 to March 2019; interim Chief Financial Officer from October 2018 to March 2019; and Executive Vice President and Chief Financial Officer from March 2019 to September 2021. Previously, Ms. Ridloff held various roles at Alexion

Pharmaceuticals, Inc. (Alexion), a public biopharmaceutical company, including Executive Director, Investor Relations from April 2014 to January 2016, and Vice President, Investor Relations from January 2016 to March 2018. Ms. Ridloff also served as a member of Alexion’s Operating Committee. While at Alexion, Ms. Ridloff was responsible for building and leading an investor relations function. Prior to joining Alexion, Ms. Ridloff served as the Chief Executive Officer and Managing Member of BIOVISIO, an independent consulting firm providing strategic, financial and investor relations counsel to the life sciences industry, from January 2012 to April 2014. Ms. Ridloff also served as Managing Director at Maverick Capital, a hedge fund responsible for investments in the biotechnology, pharmaceutical, medical device and life science sectors, from July 2005 to January 2012. Ms. Ridloff received her B.A. in History and Sociology of Science from the University of Pennsylvania, and is a Chartered Financial Analyst. We believe Ms. Ridloff is qualified to serve on our Board due to her financial and accounting expertise and her experience in the finance and life sciences industries.
Directors Continuing in Office Until the 2024 Annual Meeting
Norbert Bischofberger, Ph.D.
Norbert Bischofberger, Ph.D., 66, has served as our President and Chief Executive Officer since August 2018 and as a member of our Board of Directors since April 2018. From August 1990 to August 2018, Dr. Bischofberger held various positions at Gilead Sciences, Inc. (“Gilead”), a public biopharmaceutical company, and most recently served as Executive Vice President, Research and Development and Chief Scientific Officer of Gilead. During his 28-year tenure at Gilead, he presided over the development and approval of more than 25 medicines for a range of serious conditions. Prior to joining Gilead, Dr. Bischofberger served as a Senior Scientist in the DNA Synthesis group at Genentech, Inc., a biotechnology company, from 1986 to 1990. Dr. Bischofberger serves on the Supervisory Board of Bayer AG and board of directors of Morphic Therapeutic, a public biopharmaceutical company. Dr. Bischofberger received a Ph.D. in Organic Chemistry from the Eidgenossische Technische Hochschule in Zurich, Switzerland and an M.S. in Chemistry from the University of Innsbruck. We believe Dr. Bischofberger is qualified to serve on our Board due to his expertise and experience in the life sciences industry, including his work as a senior executive, and his educational background.
Marianne De Backer, Ph.D.
Marianne De Backer, 53, joined our Board of Directors in January 2021 and is currently Executive Vice President, Head of Strategy, Global Business Development & Licensing and Open Innovation, and a member of the Executive Committee of the Pharmaceuticals Division of Bayer AG (“Bayer”). She joined Bayer in 2019. From 1991 through 2019, she was at Johnson & Johnson, where she most recently held global Business and Corporate Development roles, including the position of Vice President of M&A Operations and Divestitures globally for the Pharmaceuticals Group and head of Infectious Diseases & Vaccines Business Development. Prior to that she led a commercial business unit in Europe as well as drug discovery research in both Europe and the United States. During her tenure with Johnson & Johnson, Dr. De Backer had direct accountability for more than 200 strategic alliances. Since December 2019, she has served on the board of Arrowhead Pharmaceuticals, a publicly traded biotechnology company. Dr. De Backer received a MSc in Molecular Biology from the University of Brussels, Belgium, and a master’s degree in Engineering and Biochemistry and a Ph.D. in Biotechnology from the University of Ghent, Belgium, and an MBA from Rotterdam School of Management, Erasmus University, The Netherlands. We believe Dr. De Backer is qualified to serve on our Board due to her expertise and experience in the life sciences industry and her educational background.
Taiyin Yang, Ph.D.
Taiyin Yang, 68, joined our Board in March 2021 and is currently the Executive Vice President of Pharmaceutical Development and Manufacturing at Gilead responsible for all the company’s small molecules, biologics and antibody-drug conjugates of investigational compounds and marketed products. Under her leadership, Gilead developed the world’s first HIV single table regimen and advanced more than 25 compounds from early-stage development to market, reaching millions of people around the world. Dr. Yang joined Gilead in 1993, became the Senior Vice President of Pharmaceutical Development and Manufacturing in 2005 and was appointed to her current role in 2015. Previously, Dr. Yang worked at Syntex Corporation from 1980 to 1993 and contributed to the development and commercialization of more than 10 medicines. Dr. Yang serves as the executive sponsor for Gilead Asian Interest Network, an employee resource group to promote, support and encourage inclusion and diversity. Dr. Yang is a member of the Expert Scientific Advisory Committee of

Medicines for Malaria Venture, a research and development-based non-profit organization for developing anti-malarial medicines to save lives. Since December 2019 Dr. Yang has served on the board of Kodiak Sciences, a public biopharmaceutical company. Dr. Yang received her bachelor’s degree in chemistry from National Taiwan University and her Ph.D. in organic chemistry from the University of Southern California. Dr. Yang was elected a Fellow of the American Institute for Medical and Biological Engineering (2021). We believe Dr. Yang is qualified to serve on our Board due to her expertise and experience in the life sciences industry and her educational background.
Executive Officers
Set forth below is biographical information for each of our executive officers other than Dr. Bischofberger, whose biographical information is set forth above.
Yasir Al-Wakeel, BM BCh, 40, has served as our Chief Financial Officer and Head of Corporate Development since August 2020. Prior to joining our company, Dr. Al-Wakeel served as the Chief Financial Officer of Neon Therapeutics, Inc. from July 2017 to May 2020. Previously, Dr. Al-Wakeel served as the Chief Financial Officer and Head of Corporate Development at Merrimack Pharmaceuticals, Inc. from August 2015 until July 2017. Prior to that, Dr. Al-Wakeel served in various capacities at Credit Suisse, an investment banking firm, from 2008 to 2015. While at Credit Suisse, Dr. Al-Wakeel was Director of Healthcare Investment Banking, focused on biotechnology, and, prior to that role, he was an Equity Research Analyst covering the biotechnology and specialty pharmaceuticals sectors. Before joining Credit Suisse, Dr. Al-Wakeel was a practicing physician, holding both clinical and academic medical posts. Since June 2021, Dr. Al-Wakeel has served on the board of directors of Maxcyte, Inc., a publicly traded biotechnology company. Dr. Al-Wakeel received his BM BCh (Doctor of Medicine and Surgery) from Oxford University and his M.A. in theology from Cambridge University.
Jorge DiMartino, M.D., Ph.D., 58, has served as our Chief Medical Officer and Executive Vice President, Clinical Development since December 2019. Prior to joining us, Dr. DiMartino served as Vice President, Translational Development Oncology at Celgene Corp., a global biopharmaceutical company acquired by Bristol Myers Squibb, from July 2014 to December 2019, where he led early-stage oncology clinical programs and directed the Translational Research Laboratories. During that time, he also served as the Head of Celgene’s Epigenetics Thematic Center of Excellence, a fully integrated unit driving drug discovery through clinical proof of concept efforts around epigenetic targets. From April 2011 to July 2014, Dr. DiMartino served as Executive Director, Translational Development Oncology at Celgene. Prior to joining Celgene from December 2005 to April 2011, Dr. DiMartino was Group Medical Director at Genentech in the Oncology Exploratory Clinical Development group. Dr. DiMartino received his Ph.D. in Immunology from Cornell University Graduate School of Medical Sciences, and his M.D. from University of California San Diego. He completed a residency in Pediatrics and a fellowship in Pediatric Hematology/Oncology, both at Stanford University School of Medicine.
Christopher Dinsmore, Ph.D., 56, has served as our Chief Scientific Officer since June 2020. Prior to joining us, Dr. Dinsmore served as an Entrepreneur-in-Residence at Third Rock Ventures from June 2019 to June 2020, where he focused on discovering and launching new innovative therapeutic companies. Previously, he served as Vice President and Head of Chemistry at Forma Therapeutics, a biopharmaceutical company, from December 2013 to June 2019, where he applied an array of discovery chemistry platforms and approaches to target classes in epigenetics and protein homeostasis. Earlier, Dr. Dinsmore served at Merck Research Laboratories for 19 years, where he held various positions in medicinal chemistry. His project experiences in discovery and development have been in therapeutic categories that include cancer, hematology, sickle cell disease, neurodegeneration, asthma, and rheumatoid arthritis, leading to the advancement of numerous development compounds into clinical trials. Dr. Dinsmore also serves on the scientific advisory board for Stablix, Inc. and on the advisory board for WARF Therapeutics. Dr. Dinsmore received his B.A. in Chemistry and Art from Bowdoin College and his Ph.D. in Synthetic Organic Chemistry from the University of Minnesota in Minneapolis, and then conducted postdoctoral research in chemical synthesis at Harvard University.
Barbara Kosacz, 64, has served as our Chief Operating Officer and General Counsel since July 2020. Prior to joining us, Ms. Kosacz was a Partner at Cooley LLP from January 1997 to December 2000, and again from February 2002 until July 2020, where she led the international Life Sciences Practice. Ms. Kosacz has more than 25 years of experience in counseling clients in the life sciences arena, ranging from early-stage startups to larger public companies, venture funds, investment banks, and non-profit institutions. She has served as a member of the BIO Emerging Companies’ Section Governing board, is a member of the board of trustees of the Keck

Graduate Institute, an advisory board member of Locust Walk Partners, and has been a speaker at multiple life sciences-related conferences, as well as guest lecturer at the University of California, Berkeley, Stanford University, the University of Pennsylvania and Columbia University about biotechnology law, biotech business models, corporate partnering negotiations and deal structures, and bioethics. Recognized by Best Lawyers in America from 2008 to 2019 and most recently as Biotechnology Lawyer of the Year in 2018, Ms. Kosacz was listed as a “leading lawyer” for healthcare and life sciences in the 2018 Legal 500, as a “Band 1” attorney in the 2018 edition of Chambers USA: America’s Leading Lawyers for Business and recognized as a “highly recommended transactions” lawyer by IAM Patent 1000 for her “nearly three decades advising diverse companies in the industry at a deeply strategic and commercial level and overseeing their most complex and profitable deals.” Ms. Kosacz is currently senior counsel at Cooley LLP and a member of the boards of directors of XOMA Corp., a publicly traded biotechnology royalty aggregator company, Athira Pharma, a publicly traded clinical-stage company focused on developing therapies for neurodegenerative diseases, and Phoenix Biotech Acquisition Corp., a blank check company formed for the purpose of acquiring or merging with one or more businesses. Ms. Kosacz received her B.A. from Stanford University and her J.D. from the University of California, Berkeley School of Law.

Proposal 2
Advisory Vote on the Frequency of Solicitation of Advisory Stockholder Approval of Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act, enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement. Accordingly, the Company is asking its stockholders to indicate whether they would prefer an advisory vote to be held every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of one year.
After careful consideration, our Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While our executive compensation program is designed to promote a long-term connection between pay and performance, our Board recognizes that executive compensation disclosures are made annually. Our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. However, stockholders should note that because the advisory vote on executive compensation occurs well into the compensation year, and because the different elements of our executive compensation program are designed to operate as part of an integrated program, it may not be appropriate or feasible to modify our executive compensation program in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.
We understand that our stockholders may have different views as to what is the best approach for us, and we look forward to hearing from our stockholders on this proposal.
Accordingly, our Board is asking stockholders to indicate their preferred voting frequency by voting for every year, every two years or every three years.
While our Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead being asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive compensation practices should be held every year, every two years, or every three years. In accordance with our Bylaws, a voting frequency will only be deemed selected by our stockholders if it receives the votes of the holders of a majority of shares present virtually or represented by proxy and entitled to vote on this matter at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as a vote “Against” each of the proposed voting frequencies. However, if none of the proposed voting frequencies receives the votes of the holders of a majority of shares present virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting, we will consider the frequency receiving the highest number of affirmative votes from our stockholders to be the frequency preferred by our stockholders.
Our Board and the Compensation Committee value the opinions of our stockholders on this matter, and, to the extent there is any significant vote in favor of one frequency over the other options, our Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on us or our Board, our Board may decide that it is in the best interest of our stockholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by our stockholders. The vote will not be construed to create or imply any change or addition to our fiduciary duties or those of our Board.
The Board of Directors Recommends a Vote in Favor of “One Year” for Proposal 2.

Proposal 3
Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2019. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if its determines that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of accounting firm.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2020 and December 31, 2021 by Ernst & Young LLP, the Company’s principal accountant.
	Fiscal Year Ended
	2021	2020
	(in thousands)
Fee Category
Audit fees(1)	$1,454	$1,695
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$1,454	$1,695
(1)
Audit fees consist of fees for professional services provided in connection with the audit of our annual financial statements, the review of our quarterly financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with regulatory filings. Fees for the fiscal year ended December 31, 2021 also include comfort letters, consents and review of documents filed with the SEC. Fees for the fiscal year ended December 31, 2020 also include services associated with SEC registration statements and other documents issued in connection with the Company’s initial public offering including comfort letters and consents.

All fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures.
Pursuant to its charter, the Audit Committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent registered public accounting firm that are not otherwise prohibited by law and any associated fees. The Audit Committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings.
The Board of Directors Recommends
A Vote “For” Proposal 3.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with the Company’s counsel to ensure that the Boards’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of our directors other than Dr. Bischofberger, Mr. Kazam and Mr. Tanen are independent directors, as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules.
Board Leadership Structure
Our Board is currently chaired by Dr. Belldegrun, who has authority, among other things, to call and preside over Board meetings, set meeting agendas and determine materials to be distributed to the Board. Accordingly, the chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of chairman and chief executive officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we have a separate chair for each committee of our Board. The chairs of each committee are expected to report periodically to our Board on the activities of their committees in fulfilling the responsibilities as detailed in the respective charters or advise of any shortcomings should that be the case.
Board Qualifications
Expertise and Experience: Our Board is responsible for overseeing our business consistent with its fiduciary duties. This significant responsibility requires highly skilled individuals with various qualities, attributes and professional experience. We believe the Board is well-rounded, with a balance of relevant perspectives and experience, as illustrated in the following chart:
Active or Former Public Company CEO or CFO	3
Biotech Industry Experience	9
Capital Markets	5
Commercial	4
Financial	4
Government and Public Policy	1
Global Strategy and Operations	6
Risk Management	5
Scientific or Academic	5
Diversity: We strive to achieve diversity in the broadest sense, including people diverse in gender, ethnicity, age, and experiences as well as from diverse geographies. The overall diversity of the Board is an important consideration in the director selection and nomination process. The Nominating and Corporate Governance Committee assesses diversity (including self-identified diversity characteristics) in connection with the annual nomination process as well as in new director searches. Our nine directors range in age from 42 to 72 and our Board includes four women and two individuals from underrepresented communities.

The Board Diversity Matrix, below, provides the diversity statistics for our Board of Directors.
Board Diversity Matrix (As of April 27, 2022)
Total Number of Directors	9
	Female	Male
Part I: Gender Identity
Directors	4	5
Part II: Demographic Background
African American or Black	1	0
Alaskan Native or Native American	0	0
Asian	1	0
Hispanic or Latinx	0	0
Native Hawaiian or Pacific Islander	0	0
White	2	5
Two or More Races or Ethnicities	0	1
LGBTQ+	0
Did Not Disclose Demographic Background	0
Role of the Board in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through the Audit Committee. The Audit Committee receives reports from management periodically regarding our assessment of risks, including cybersecurity risks. In addition, the Audit Committee reports regularly to our Board, which also considers our risk profile. The Audit Committee and our Board focus on the most significant risks we face and our general risk management strategies. While our Board oversees risk management, management is responsible for day-to-day risk management processes. Our Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities, and to effectively implement risk management strategies adopted by the Audit Committee and our Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board’s leadership structure, which also emphasizes the independence of our Board in its oversight of its business and affairs, supports this approach.
Meetings of the Board of Directors
Our Board of Directors met five times during the last fiscal year and acted by written consent three times during the last fiscal year. Each Board member attended 100% of the meetings of the Board and of the committees on which he or she served.

Information Regarding Committees of the Board of Directors
The Board maintains an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2021 for each of the following Board committees:
Name	Audit	Compensation	Nominating and Corporate Governance
Arie Belldegrun, M.D., FACS		X*
Roshawn Blunt		X
Marianne De Backer, Ph.D.	X	X
Joshua Kazam
Elena Ridloff, CFA	X*
Otello Stampacchia, Ph.D.	X		X*
David M. Tanen
Taiyin Yang, Ph.D.			X
Total meetings in 2021	4	5	4
*	Committee Chairperson
Below is a description of each Board committee.
The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
Our Audit Committee currently consists of Marianne De Backer, Ph.D., Elena Ridloff, CFA, and Otello Stampacchia, Ph.D. Our Board has determined that each of the members of our Audit Committee satisfies the Nasdaq Stock Market and SEC independence requirements. Ms. Ridloff serves as the chair of our Audit Committee. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.kronosbio.com.
The functions of this committee include, among other things:
•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;
•
prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•
reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•
reviewing, with our independent auditors and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our independent auditors any earnings announcements and other public announcements regarding material developments;
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;
•
reviewing and providing oversight of any related-person transactions in accordance with our related- person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the processes by which risk assessment and risk management are implemented;
•	reviewing on a periodic basis our investment policy; and
•	reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter.
Our Board of has determined that Ms. Ridloff qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In making this determination, our Board has considered Ms. Ridloff’s prior experience, business acumen and independence. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.
We believe that the composition and functioning of our Audit Committee comply with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Ms. Ridloff (Chair)
Dr. De Backer
Dr. Stampacchia
*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
Our Compensation Committee currently consists of Arie Belldegrun, M.D., FACS, Marianne De Backer, Ph.D., and Roshawn Blunt. Dr. Belldegrun serves as the chair of our Compensation Committee. Our Board of Directors has determined that each of the members of our Compensation Committee satisfies the Nasdaq Stock Market independence requirements. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.kronosbio.com. The functions of this committee include, among other things:
•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;
•	reviewing and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) the compensation and other terms of employment of our executive officers;

•
reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•
reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•
evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•	reviewing and making recommendations to the full Board of Directors regarding the type and amount of compensation to be paid or awarded to our non-employee Board members;
•
establishing policies with respect to votes by our stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on executive compensation, to the extent required by law;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;
•	administering our equity incentive plans;
•	establishing policies with respect to equity compensation arrangements;
•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
•
reviewing and making recommendations to the full Board of Directors regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•
reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing the report that the SEC requires in our annual proxy statement (if applicable); and
•	reviewing and assessing on an annual basis the performance of the Compensation Committee and the Compensation Committee charter.
We believe that the composition and functioning of our Compensation Committee comply with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of Otello Stampacchia, Ph.D., and Taiyin Yang, Ph.D. Our Board has determined that each of the members of this committee satisfies the Nasdaq Stock Market independence requirements. Dr. Stampacchia serves as the chair of our Nominating and Corporate Governance Committee. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.kronosbio.com. The functions of this committee include, among other things:
•	identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board;
•	determining the minimum qualifications for service on our Board;
•	evaluating director performance on the Board and applicable committees of the Board and determining whether continued service on our Board is appropriate;
•	evaluating, nominating and recommending individuals for membership on our Board;
•	evaluating nominations by stockholders of candidates for election to our Board;

•	considering and assessing the independence of members of our Board;
•
developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to our Board any changes to such policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise; and
•	reviewing and assessing on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.
We believe that the composition and functioning of our Nominating and Corporate Governance Committee comply with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
The Nominating and Corporate Governance Committee believes that the candidates for director, both individually and collectively, have the integrity, experience, judgment, commitment (including having sufficient time to devote to us and level of participation), skills and expertise appropriate for us. In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee considers our current needs, and the needs of the Board of Directors, to maintain a balance of knowledge, experience, capability, race, gender, geographical representation, thought, viewpoints, backgrounds, skills, and expertise. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.
The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including with respect to race, gender, geography, thought, viewpoints, and backgrounds), age, skills and such other factors as it deems appropriate given our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience and capability, especially in light of the existing composition of the Board and in light of the stage of the Company. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. To the extent any search firm is retained to assist the Nominating and Corporate Governance Committee in seeking candidates for the Board, the search firm will be instructed to seek to include diverse candidates in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise from, among other areas, professional and academic areas relevant to the Company’s area of focus. In addition, the Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 1300 So. El Camino Real, Suite 400, San Mateo, California 94402, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s Annual Meeting. Submissions must include, among other things, (1) the name and address of the stockholder on whose behalf the submission is made; (2) number of our shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) description of the proposed candidate’s business experience for at least the previous five years;

(5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director and (7) any other information required by our Amended and Restated Bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
Stockholder Communications with The Board of Directors
The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to: Kronos Bio, Inc., Attn: Secretary, 1300 So. El Camino Real, Suite 400, San Mateo, California 94402. These communications will be reviewed by the Secretary, who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).
Code of Ethics
The Company has adopted the Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.kronosbio.com. The Nominating and Corporate Governance Committee of our Board of Directors is responsible for overseeing our Code of Business Conduct and Ethics and any waivers applicable to any director, executive officer or employee. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2022 by: (i) each director; (ii) each of the Company’s named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.
The table is based upon information supplied by officers, directors and principal stockholders, and found in Schedules 13D and 13G filed with the SEC and other sources believed to be reliable by the Company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 56,732,201 shares outstanding on March 31, 2022, adjusted as required by rules promulgated by the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed beneficial owner includes the shares of common stock underlying options or convertible securities held by such beneficial owner that are exercisable or convertible within 60 days following March 31, 2022. Unless otherwise indicated, the address for each person or entity listed in the table is c/o Kronos Bio, Inc., 1300 So. El Camino Real, Suite 400, San Mateo, California 94402.
Greater than 5% Stockholders
Bischofberger Trust(1)	4,370,494	7.5%
The Vanguard Group(2)	3,392,316	5.8%
BlackRock, Inc.(3)	3,369,676	5.8%
Capital World Investors(4)	3,151,414	5.4%
Omega Fund V, L.P.(5)	3,818,283	6.6%
Named Executive Officers and Directors:
Norbert W. Bischofberger, Ph.D.(6)	5,621,788	9.7%
Jorge DiMartino, M.D., Ph.D.(7)	484,822	*
Christopher Dinsmore(8)	425,709	*
Barbara Kosacz(9)	650,576	1.1%
Yasir Al-Wakeel, BM BCh(10)	547,614	*
Arie S. Belldegrun, M.D., FACS(11)	3,444,889	5.9%
Marianne De Backer, Ph.D.(12)	16,484	*
Roshawn Blunt	—	*
Taiyin Yang, Ph.D.(13)	13,734	—
Otello Stampacchia, Ph.D.(14)	3,818,283	6.6%
Joshua Kazam(15)	366,503	*
Elena Ridloff, CFA(16)	30,471	*
David M. Tanen(17)	962,138	1.7%
All current executive officers and directors as a group (13 persons)(18)	16,383,011	28.2%
*	Represents beneficial ownership of less than 1%.
(1)
Consists of 4,370,494 shares of common stock held by the Norbert W. & Inger A. Bischoffberger Revocable Inter Vivos Trust, dtd August 29, 1994 (Bischofberger Revocable Trust), of which 340,983 shares will be subject to a right of repurchase by us as of May 30, 2022. Dr. Bischofberger is a co-trustee of the Bischofberger Revocable Trust.

(2)
Consists of 3,392,316 shares of common stock held by The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on the Schedule 13G filed on February 10, 2022.

(3)
Consists of 3,369,676 shares of common stock held by BlackRock, Inc. The address of BlackRock, Inc., is 55 East 52nd Street, New York, NY 10055. This information is based on the Schedule 13G filed on February 4, 2022.

(4)
Consists of 3,151,414 shares of common stock held by Capital World Investors. The address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA, 90071. This information is based on the Schedule 13G filed on February 11, 2022.

(5)
Consists of 3,818,283 shares of common stock held by Omega. Omega Manager is the sole general partner of Omega Fund V GP, LP, which is the sole general partner of Omega. Dr. Stampacchia is a director of Omega Manager and may therefore be deemed to be the beneficial owner of the shares of common stock held by Omega. The address of Omega Manager is 888 Boylston St, Boston, MA 02199.

(6)
Consists of (i) the shares described in note (1) above, (ii) 130,253 shares issuable pursuant to options exercisable within 60 days of March 31, 2022, (iii) 66,041 common shares, and (iv) 263,750 shares of common stock held by each of (a) Norbert W. Bischofberger and Inger A. Bischofberger, Trustees of the Irene Alisha Bischofberger Dynasty GST Exempt Trust dated April 29, 2020, (b) Norbert

W. Bischofberger and Inger A. Bischofberger, Trustees of The Irene Alisha Bischofberger Dynasty GST Non-Exempt Trust dated April 29, 2020, Norbert W. Bischofberger and Inger A. Bischofberger, Trustees of The David Michael Anthony Dynasty GST Exempt Trust dated April 29, 2020, and (d) Norbert W. Bischofberger and Inger A. Bischofberger, Trustees of the Dave Michael Anthony Dynasty GST Non-Exempt Trust dated April 29, 2020 (collectively, the Bischofberger Dynasty Trusts). Dr. Bischofberger is co-trustee of the Bischofberger Dynasty Trusts and may therefore be deemed to be the beneficial owner of the common shares held by the Bischofberger Dynasty Trusts. The address of the Bischofberger Dynasty Trusts is Pillsbury Winthrop, Four Embarcadero Center, 22nd Floor, San Francisco, CA 94111, Attn: Timothy Burgh.
(7)	Consists of (i) 28,243 shares of common stock owned by Dr. DiMartino and (ii) 456,579 shares issuable pursuant to options exercisable within 60 days of March 31, 2022.
(8)
Consists of (i) 67,126 shares of common stock owned by Dr. Dinsmore, of which 36,756 shares will be subject to a right of repurchase by us as of May 30, 2022 and (ii) 358,583 shares issuable pursuant to options exercisable within 60 days of March 31, 2022.

(9)
Consists of (i) 152,678 shares of common stock owned by Ms. Kosacz, (ii) 42,094 shares issuable pursuant to options exercisable within 60 days of March 31, 2022, and (iii) 181,463 early exercised shares subject to repurchase.

(10)	Consists of (i) 61,359 shares of common stock owned by Dr. Al-Wakeel and (ii) 486,255 shares issuable pursuant to options exercisable within 60 days of March 31, 2022.
(11)
Consists of (i) 2,765,314 shares of common stock held by Vida Ventures, LLC and (ii) 679,575 shares of common stock held by Bellco. Dr. Arie Belldegrun was the trustee of Bellco and a Senior Managing Director of VV Manager LLC as of March 31, 2022. Dr. Arie Belldegrun may therefore be deemed to be the beneficial owner of the shares of common stock held by Bellco and Vida. The address of VV Manager LLC is 40 Broad Street, Suite 201, Boston, MA 02109. The address of Bellco is 2049 Century Park E., Suite 1940, Los Angeles, CA 90067.

(12)
Consists of (i) 2,750 shares of common stock held by Marianne De Backer and (ii) 13,734 shares of common stock that Dr. De Backer has the right to acquire from us withing 60 days of March 31, 2022, pursuant to the exercise of stock options.

(13)	Consists of 13,734 shares of common stock that Dr. Yang has the right to acquire from us within 60 days of March 31, 2022, pursuant to the exercise of stock options.
(14)	Consists of the shares described in note (5) above.
(15)
Consists of (i) 25,666 shares of common stock held by Joshua A. Kazam, (ii) 68,815 shares of common stock held jointly by Mr. Kazam and his wife, (iii) 136,011 shares of common stock held Mr. Kazam as Trustee of the Julia Chang 2018 IPR Trust, and (iv) 136,011 held by Mr. Kazam as Trustee of the Robert Chang 2018 IPR Trust.

(16)	Consists of (i) 2,630 shares of common stock held by Elena Ridloff and (ii) 27,841 shares of common stock that Ms. Ridloff has the right to acquire from us within 60 days of March 31, 2022.
(17)
Consists of (i) 363,428 shares of common stock held by David M. Tanen; (ii) 471,230 shares of common stock held by the David Tanen Revocable Grantor Trust, (iii) 79,125 shares of common stock held by Mr. Tanen's minor children; and (iv) 48,355 shares of common stock issuable upon exercise of options, all of which will be unvested but exercisable as of March 31, 2022.

(18)	Consists of the shares described in notes 6 through 17 above.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This Compensation Discussion and Analysis discusses the compensation philosophy, policies and principles underlying our executive compensation decisions for 2021. It provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to our named executive officers (our “Named Executive Officers”) which consist of our principal executive officer, principal financial officer and our remaining three executive officers for the fiscal year ended December 31, 2021. Our Named Executive Officers for 2021 were:
•	Norbert Bischofberger, Ph.D., President and Chief Executive Officer;
•	Yasir Al-Wakeel, BM, BCh., Chief Financial Officer and Head of Corporate Development;
•	Jorge DiMartino, M.D., Ph.D., Chief Medical Officer and Executive Vice President, Clinical Development;
•	Barbara Kosacz, Chief Operating Officer and General Counsel; and
•	Christopher Dinsmore, Ph.D. Chief Scientific Officer.
Executive Summary
2021 Business Highlights. During 2021, we achieved several important business milestones including the following:
•	Advanced our clinical candidates:
○
Dosed the first patient in our Phase 1/2 clinical trial of KB-0742, our highly selective, orally bioavailable cyclin dependent kinase 9 (CDK9) inhibitor being developed to treat patients with MYC-amplified or transcriptionally addicted tumors. We announced positive initial results from the trial in November 2021.

○
Held a successful End-of-Phase 2 meeting with the U.S. Food and Drug Administration, following which we announced that we would proceed with our plan to assess measurable residual disease (MRD) negative complete response (CR) as the primary endpoint in a registrational Phase 3 trial in patients newly diagnosed with NPM1-mutated acute myeloid leukemia in combination with standard of care anthracycline and cytarabine (7+3) chemotherapy. In December, we announced that we had dosed the first patient in that Phase 3 trial, called the AGILITY trial.

○	Received clearance from the U.S. Food and Drug Administration to advance our second SYK inhibitor, lanraplenib, into Phase 1b/2 clinical trials as a treatment for patients with acute myeloid leukemia.
○
Presented preclinical data on KB-0742 demonstrating sustained inhibition of tumor growth in multiple cancers in a poster at the American Association for Cancer Research meeting in in April 2021. We subsequently shared additional data characterizing the pharmacokinetic (PK) and pharmacodynamic (PD) profile of KB-0742 at the AACR-NCI-EORTC Virtual Conference on Molecular Targets and Cancer Therapeutics in October 2021. The additional data demonstrated a favorable preclinical PK profile and human PK projection supportive of the intermittent dosing schedule for patients in the ongoing Phase 1/2 study.

•	Expanded our partnerships and further built out our capabilities:
○
Announced multi-year collaboration with Tempus that provides us with access to Tempus’ real-world genomic and transcriptomic data and data analytics tools. The agreement allows us to access a number of precision medicine tools, including Tempus’ modeling lab, which could help us accelerate the development of compounds in our current and future clinical/preclinical portfolios.

○	Grew our organization from 63 employees at the beginning of the year to 96 employees at the end of the year.

Highlights of our Executive Compensation Programs and Governance
During 2021, our executive compensation policies and practices included the following:
•	Compensation Committee of Independent Directors. Our Compensation Committee is composed of all independent directors and includes our lead independent director.
•	Annual Compensation Review. Our Compensation Committee undertakes a comprehensive review of compensation of our executives, including our Named Executive Officers, on an annual basis.
•	Independent Compensation Consultant. Our Compensation Committee engages its own compensation consultant and reviews its independence from management.
•	Risk Analysis. We review the structure of our executive compensation program to minimize the risk of inappropriate risk-taking by our executive officers.
•
No Guaranteed Compensation. We have signed employment agreements with each of our Named Executive Officers, which provide for “at will” employment, and none of these agreements provides any guarantees relating to base salary increases or the amounts of any annual incentive awards or long-term equity awards.

•	Multi-Year Vesting. The equity awards granted to our executive officers generally vest over multi-year periods, consistent with current market practice and our retention objectives.
•
No Special Retirement Benefits. We do not provide pension arrangements or post-retirement health coverage for our executive officers or employees. Our executive officers and other U.S.-based employees are eligible to participate in our Section 401(k) plan, which is a retirement savings defined contribution plan established in accordance with Section 401(a) of the Internal Revenue Code of 1986 as amended (the “Code”).

•
No Special Health or Welfare Benefits or Perquisites. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees. We generally do not provide perquisites or other personal benefits to our executive officers other than those we provide to our employees generally.

•
No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than in connection with certain relocation benefits.

•
Policy Against Hedging and Speculative Trading and Pledging our Common Stock. Our insider trading policy prohibits our employees from engaging in “hedging” or other inherently speculative transactions with respect to our common stock or borrowing against our common stock.

Executive Compensation Philosophy and Overview
We operate in a highly competitive and rapidly evolving market, and our ability to compete is directly correlated to our ability to recruit and retain talented executives and employees. Our executive compensation program is intended to incentivize their achievement and align their interests with our stockholders. Our five principal objectives are to:
•	Attract, retain and inspire the most talented executives in our industry;
•	Link rewards to the achievement of critical strategic priorities;
•	Create incentives for our executive officers to further our ability to create long-term stockholder value;
•	Provide appropriate levels of risk and reward relative to an executive’s position with us; and
•	Differentiate compensation based on individual performance, rewarding our strongest executives.
The compensation of our named executive officers generally consists of base salary, annual cash bonus, and equity incentive awards, as well as the employee benefits that generally are made available to our salaried employees.

Process for Setting Executive Compensation
We seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. To achieve this, we evaluate and reward our executive officers based on their contributions to the achievement of our annual goals and objectives set early in the year. Performance is reviewed at least annually through processes discussed further below, with a focus on our research, clinical, regulatory, financial and operational performance, and in view of economic and financial conditions affecting the performance period.
Role of Compensation Committee and the Board of Directors
Our Compensation Committee is responsible for determining the compensation of our executive officers, other than our Chief Executive Officer (“CEO”), and for making recommendations to the Board of Directors with respect to our CEO’s compensation. In making compensation decisions, our Compensation Committee reviews recommendations by our CEO regarding base salaries, annual bonus, and equity incentive awards for our executive officers (other than himself) as well as recommendations and information provided by our independent compensation consultant, but our Compensation Committee is ultimately responsible for determining (or recommending, in the case of our CEO) the compensation of our executive officers. Our CEO is not present for any discussions of our Compensation Committee or Board of Directors regarding his performance and compensation.
The Compensation Committee’s authority, duties, and responsibilities are further described in its charter. See “Information Regarding Committees of the Board of Directors – Compensation Committee” above.
The Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation programs.
Role of Management
In making compensation decisions, our Compensation Committee considers the recommendations of our CEO, with input from our Chief Operating Officer, General Counsel and Corporate Secretary. Our CEO, Dr. Bischofberger, makes recommendations to our Compensation Committee with respect to our executive officers, but does not participate in the deliberations or determination of his own compensation. Our Compensation Committee reviews and makes a recommendation to the full Board related to the approval of the corporate objectives and goals pursuant to the powers delegated under its charter. Dr. Bischofberger annually leads the development of our corporate objectives and goals, which are typically reviewed and approved by the Compensation Committee and then our Board. Dr. Bischofberger provided the Company’s business and operations perspective for our Compensation Committee’s final review of progress made on the goals set for 2021. Other than as described above, no other executive officers participate in the determination or recommendation of the amount or form of executive officer compensation.
Role of Compensation Consultant
In 2021, our Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer assisted our Compensation Committee by providing analysis and recommendations regarding:
•	Trends in executive compensation;
•	Peer group selection for executive compensation comparisons;
•	Compensation practices of our peer group;
•	Compensation programs for executives, directors, and our employees generally; and
•	Equity plan utilization.
Upon request, Pearl Meyer consultants attend meetings of our Compensation Committee, including executive sessions. Pearl Meyer reports to the Compensation Committee and not to Company management, although Pearl Meyer meets with management regularly to gather information for its analyses and recommendations.
In deciding to engage Pearl Meyer, the Compensation Committee considered Pearl Meyer’s independence, taking into consideration relevant factors, including the absence of other services provided to the Company, the amount of fees paid, Pearl Meyer’s policies and procedures that are designed to prevent conflicts of interest, any business or personal relationships Pearl Meyer’s advisors may have with any member of our Compensation Committee, and any stock of the Company owned by Pearl Meyer or its individual advisors. Our Compensation Committee determined, based on its analysis of the relevant factors, including the factors listed above, that the work of Pearl Meyer and its individual compensation advisors as compensation consultants to our Compensation Committee has not created any conflicts of interest, and that Pearl Meyer is independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act.
Peer Group and Market Compensation Data
With the assistance of Pearl Meyer, the Compensation Committee selected our compensation peer group, consisting of comparable life sciences companies, taking into consideration such factors as valuation, stage and size, as well as area of therapeutic focus. When assessing the competitiveness of our executive compensation programs, Pearl Meyer also supplemented the peer group information with published survey data, which provided a broader market perspective. In 2020, our Compensation Committee selected the following peer group of twenty companies to inform executive compensation decisions for late 2020 and 2021:
Arvinas, Inc.	Kura Oncology, Inc.
BioXcel Therapeutics, Inc.	Pliant Therapeutics, Inc.
Black Diamond Therapeutics, Inc.	RAPT Therapeutics, Inc.
Cortexyme, Inc.	Relay Therapeutics, Inc.
Cue Biopharma, Inc.	Revolution Medicines, Inc.
Gossamer Bio, Inc.	Seres Therapeutics, Inc.
IGM Biosciences, Inc.	SpringWorks Therapeutics, Inc.
iTeos Therapeutics, Inc.	Syndax Pharmaceuticals, Inc.
Karuna Therapeutics, Inc.	Syros Pharmaceuticals, Inc.
Kodiak Sciences, Inc	TCR2 Therapeutics Inc.
Our Compensation Committee reviews the peer group periodically to reflect changes in market capitalization and other factors, including number of employees, acquisitions and product development stage, and revises the companies included in the peer group accordingly. As a result of one such periodic review conducted in September 2021, the peer group was revised by the Compensation Committee to consist of the following twenty companies:
Allogene Therapeutics, Inc.	Nkarta, Inc.
AnaptysBio, Inc.	Nurix Therapeutics, Inc
Arcus Biosciences, Inc.	RAPT Therapeutics, Inc.
C4 Therapeutics, Inc.	Relay Therapeutics, Inc.
Gossamer Bio, Inc.	Replimune Group, Inc.
Gritsone bio, Inc.	Revolution Medicines, Inc.
IGM Biosciences, Inc.	Rubius Therapeutics, Inc.
iTeos Therapeutics, Inc.	SpringWorks Therapeutics, Inc.
Kura Oncology, Inc.	Syndax Pharmaceuticals, Inc.
Kymera Therapeutics, Inc.	TCR2 Therapeutics Inc.

Executive Compensation Program and Compensation Decisions for the Named Executive Officers
The components of our executive compensation program are as follows:
Compensation Element	Purpose
Base Salary	Provide a fixed source of income commensurate with the Named Executive Officer’s position at the Company
Annual Cash Incentive Bonus	Motivate our Named Executive Officers to achieve our annual Company and individual objectives and make progress toward our long-term goals and achieving our mission
Long-term Equity Incentives	Attract and retain high-caliber executive talents and create long-term alignment with our stockholders
Benefits	Provide our Named Executive Officers with the same employee benefits that generally are made available to all of our salaried employees
The Compensation Committee believes that each component of executive compensation must be evaluated and determined with reference to our peer group and other competitive market data, individual and corporate performance, our recruiting and retention goals, internal equity and consistency, and other factors and information it deems relevant.
Annual Base Salary
The base salaries of our executive officers are designed to compensate them for day-to-day services rendered during the fiscal year. Appropriate base salaries are used to recognize the experience, skills, knowledge, and responsibilities required of each executive officer, and to allow us to attract and retain individuals capable of leading us to achieve our business goals in competitive market conditions.
The base salaries of our executive officers are reviewed at least annually by our Compensation Committee and adjustments are made to reflect Company and individual performance, as well as competitive market practices. Our Compensation Committee also takes into account subjective performance criteria, such as an executive officer’s ability to lead, organize and motivate others, develop the skills necessary to grow with us as an organization, set realistic goals to be achieved in their respective area, and recognize and pursue new business opportunities that enhance our growth and success. Our Compensation Committee does not apply specific formulas to determine increases, but instead evaluates each executive officer’s contributions to our long-term success. Annual adjustments to base salaries are effective as of January 1 of each year, with mid-year adjustments to base salaries made under special circumstances, such as promotions or increased responsibilities.
The 2021 base salaries for our Named Executive Officers were as follows:
Name	2021 Base Salary ($)
Norbert Bischofberger, Ph.D.(1)	545,000
Yasir Al-Wakeel, BM BCh	400,000
Jorge DiMartino, MD, Ph.D.	437,000
Barbara Kosacz	413,000
Christopher Dinsmore, Ph.D.	400,000
(1)
Dr. Bischofberger’s base salary was $450,000 in 2020. In March 2020, our Board approved that payment of half of Dr. Bischofberger’s base salary for 2020 and 2021 in stock options granted in 2020. In December 2020, our Board approved an increase to Dr. Bischofberger’s salary for 2021 to $545,000, of which $320,000 was paid in cash because the remaining $225,000 of his 2021 base salary had been paid in the form of stock options granted in 2020.

On December 16, 2021, our Compensation Committee reviewed the annual base salaries for our Named Executive Officers. In recognition of each of their achievements and in the context of competitive market data, our Compensation Committee recommended that the Board increase Dr. Bischofberger’s annual base salary for 2022 from $545,000 to $580,000. Our Compensation Committee also approved increases of: Dr. Al-Wakeel's annual base salary for 2022 from $400,000 to $425,000, Dr. DiMartino’s annual base salary for 2022 from $437,000 to $455,000, Dr. Dinsmore’s annual base salary for 2022 from $400,000 to $425,000, and Ms. Kosacz’s annual base salary for 2022 from $413,000 to $450,000. On February 16, 2022, based on our Compensation Committee’s recommendation, the Board approved the recommended increase to Dr. Bischofberger’s annual base salary.
Annual Bonus Opportunity
Our Named Executive Officers are eligible to receive performance-based cash bonuses, which are designed to provide appropriate incentives to our executive officers to achieve pre-established annual corporate goals and to reward them for individual performance towards these goals. The annual performance-based bonus each current Named Executive Officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that the Board establishes early each year. At the end of the year, the Board and Compensation Committee review our performance and evaluate the extent to which we achieved each of these corporate goals. Generally, the Board and Compensation Committee, as applicable, will assess each Named Executive Officer’s individual contributions toward reaching our annual corporate goals.
The target bonus opportunities afforded to each Named Executive Officer are provided as a percentage of base salary. For 2021, the target bonus opportunities were as follows:
Name	2021 Base Salary ($)	2021 Target Bonus Opportunity (% Salary)	2021 Target Bonus Opportunity ($)
Norbert Bischofberger, Ph.D.	545,000	50%	272,500
Yasir Al-Wakeel, BM BCh.	400,000	40%	160,000
Jorge DiMartino, MD, Ph.D.	437,000	40%	174,800
Barbara Kosacz	413,000	40%	165,200
Christopher Dinsmore, Ph.D.	400,000	40%	160,000
The corporate goals used in our 2021 annual cash bonus plan were proposed by management and reviewed and approved by our Compensation Committee and our Board. The Board considered and assigned a relative weight to each corporate goal to appropriately focus efforts on achievements that were intended to enhance long-term stockholder value.
Our corporate goals for 2021, and the relative weighting of each corporate goal, were as follows:
•	First dosing in a double-blind, placebo-controlled clinical trial of entospletinib in fit patients with NPM1-mutated AML in combination with 7+3 (weighted at 30%);
•	First dosing in a clinical trial in a second AML indication of lanraplenib, our second SYK inhibitor (weighted at 15%);
•
Either first dosing of KB-0742 in the first patient in the fourth dose escalation of Part 1 of the KB-0742 Phase 1/2 clinical trial or selection of the dose and schedule for Part 2 of such trial (weighted at 25%);

•	Advance three discovery projects into Hit-to-Lead stage (weighted at 5% each, or 15% collectively); and
•
Build scalable SOX-compliant financial, legal and operational infrastructure to enable execution of corporate strategy within budget scope; move into new space in San Mateo to support anticipated growth; achieve 90% of new hire targets for 2021 (weighted at 15%).

The Board also established additional, or stretch, corporate goals as follows:
•	Entospletinib trial being a Phase 3 trial following FDA’s feedback on MRD- CR as a surrogate endpoint (weighted at 15%);
•	MYC-based patient selection assay ready to implement for Part 2 of the KB-0742 Phase 1 trial (weighted at 5%); and
•	Advance one Hit-to-Lead project to Lead Optimization stage (weighted at 5%).
In December 2021, our Compensation Committee and our Board reviewed our progress against these 2021 corporate goals and determined that, on an overall basis, we had attained all of our corporate goals, with the exception of advancing only two of the targeted three projects into hit-to-lead stage, and attained all of our stretch corporate goals, with the exception of advancing one hit-to-lead project to Lead Optimization stage. Our Compensation Committee and our Board awarded partial (10%) credit to the two projects that were advanced to hit-to-lead stage. Notably, the Compensation Committee also gave full credit (15%) for the corporate goal of first dosing of lanraplenib in recognition of the fact that the first site had been activated and that patient enrollment was complicated by the pandemic.
In recognition of their efforts toward our successful achievement of such corporate goals and milestones, our Compensation Committee approved awarding Dr. Al-Wakeel, Dr. DiMartino, Dr. Dinsmore, and Ms. Kosacz 115% of their respective target annual cash bonus opportunity for 2021 and recommended that the Board approve awarding Dr. Bischofberger 115% of his target annual cash bonus opportunity for 2021. The Board subsequently approved awarding Dr. Bischofberger 115% of his target annual cash bonus opportunity for 2021.
The 2021 annual bonus payments are summarized in the table below.
Name	2021 Target Bonus ($)	2021 Company Achievement Factor	2021 Annual Cash Bonus ($)
Norbert Bischofberger, Ph.D.(1)	160,000	115%	184,000
Yasir Al-Wakeel, BM BCh.	160,000	115%	184,000
Jorge DiMartino, MD, Ph.D.	174,800	115%	201,020
Barbara Kosacz	165,200	115%	189,980
Christopher Dinsmore, Ph.D.	160,000	115%	184,000
(1)
In March 2020, our Board approved payment of half of Dr. Bischofberger’s base salary for 2020 and 2021 to be in stock options granted in 2020. In December 2020, our Board approved an increase to Dr. Bischofberger’s salary for 2021 to $545,000, of which $320,000 was paid in cash because the remaining $225,000 of his 2021 base salary had been paid in the form of stock options granted in 2020. His 2021 Target Bonus was determined using his 2021 cash salary of $320,000 and his Target Bonus Opportunity of 50%, because the remaining $112,500 of his Target Bonus Opportunity had been paid in the form of stock options granted in 2020.

Long-Term Incentive Compensation
We provide long-term incentive compensation to our executive officers through the grant of equity awards. We believe that equity awards incentivize our executive officers to execute our long-term strategic plan with the goal of creating value for our stockholders. We also believe equity awards foster an ownership culture, which is critical for aligning financial interests with that of our stockholders. In addition, the vesting requirements of our equity awards contributes to executive retention by providing an added incentive to our executive officers to remain employed by us during the vesting period.
Generally, equity awards are granted when an executive officer commences employment with us. Thereafter, equity awards may be granted at varying times and in varying amounts in the discretion of our Compensation Committee or, if awards are being granted to the CEO, in the discretion of the Board. Grants are generally made once a year, unless such executive officer is promoted or to recognize outstanding performance. None of our executive officers is currently party to an employment agreement that provides for an automatic grant of stock options or other equity awards.
As a public company, we have granted both stock options and restricted stock units (“RSUs”) to our Named Executive Officers. Our Compensation Committee believes that stock options are a performance vehicle and help alignment the interests of our Named Executive Officers and shareholders. Stock options have a ten-year term, the exercise price is set equal to the close price on the date of grant, and typically vest in equal monthly installments over four years. The RSUs are retention-oriented and awarded to assist in retaining the team through periods of stock price volatility. RSUs typically vest in equal annual installments over three years.
Before approving equity awards, the Compensation Committee receives preliminary recommendations for equity awards from our CEO for executive officers (other than himself) for annual awards and awards made in connection with an executive’s hire or promotion. The Compensation Committee then reviews our compensation consultant’s market-based recommendations based on our peer group and survey data, and approves equity awards for our executive officers, with the exception of our CEO whose grant is reviewed and approved by the Board once it receives the recommendation of the Compensation Committee.

Because our executives received equity awards in late 2020 following our initial public offering, our Compensation Committee determined that they would not receive annual equity awards in 2021.
Health and Welfare Benefits
Our Named Executive Officers are eligible to participate in our employee benefit plans, including our medical, dental, group term life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We also maintain a Section 401(k) plan for our employees, including our Named Executive Officers, as discussed in the section below entitled “— Section 401(k) Plan.”
Section 401(k) Plan
We maintain a defined contribution employee retirement plan (the “401(k) Plan”), for our employees. Our executive officers are eligible to participate in the 401(k) Plan on the same basis as our other employees. The 401(k) Plan provides that each participant may contribute up to the lesser of 1-80% of the participant’s compensation, or the statutory limit, which was $19,500 for calendar year 2021. Participants 50 years or older could also make “catch-up” contributions of up to $6,500 in 2021. We currently make matching contributions to each participant’s account equal to 100% of eligible contributions up to the first 4% of eligible compensation. Participant contributions are held by the plan’s trustee and invested pursuant to the participant’s instructions.
Perquisites
We generally do not provide perquisites or personal benefits to our Named Executive Officers. We do, however, from time to time, provide relocation benefits to our named executive officers as determined in our board’s discretion.
Pursuant to Dr. Al-Wakeel’s employment agreement, he received relocation benefits in 2021 that were grossed-up for taxes. The amounts paid pursuant to this arrangement are disclosed in the above “Summary Compensation Table.”
Post-Employment Compensation
Our Named Executive Officers are entitled to certain severance and change of control payments and benefits pursuant to our change in control and severance benefit plan (the “Plan”), as described in more detail below in the section entitled “—Potential Payments Upon Termination or Change in Control.” The Plan provides for a combination of a lump-sum cash severance payment, continued health benefits and acceleration of vesting on outstanding equity awards under specified circumstances. Acceleration of vesting is subject to a “double trigger” arrangement, meaning that vesting acceleration occurs only in the event of a change in control of the Company in connection with or followed by a termination of employment without cause by us, or with good reason by the Named Executive Officer.
Given the industry in which we operate and the range of strategic initiatives that we may explore, we believe these arrangements are an essential element of our executive compensation package and assist us in recruiting and retaining highly talented individuals. In addition, as we believe it may be difficult for our executive officers to find comparable employment following an involuntary termination of employment in connection with or following a change of control of the Company, these payments and benefits are intended to ease the consequences to an executive officer of an unexpected termination of employment. By establishing these payments and benefits, we believe we can mitigate the distraction and loss of executive officers that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending.
Accounting and Tax Considerations
Under Financial Accounting Standard Board ASC Topic 718, we are required to estimate and record an expense for each share-based payment award (including stock options) over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC Topic 718. Our Compensation Committee has considered, and may in the future consider, the grant of performance-based or other types of stock awards to our executive officers in lieu of or in addition to stock options in light of the accounting impact of ASC Topic 718 and other considerations.

For federal income tax purposes, publicly-traded companies may be prohibited under Section 162(m) of the Code (“Section 162(m)”) from deducting employee remuneration in excess of $1 million paid to their chief executive officer, chief financial officer, any other executive officer whose total compensation is required to be reported to stockholders under the Exchange Act by reason of such individual being among the three highest compensated executive officers for the tax year, and any executive officer who was subject to the deduction limit in any tax year beginning after December 31, 2016. Even if Section 162(m) may limit the compensation deduction, our Board and our Compensation Committee believe our compensation policies and practices should be designed to help us meet our established goals and objectives. While our Board and our Compensation Committee will consider the impact of the Section 162(m) deduction limitation, they intend to continue to compensate our Named Executive Officers in a manner that is in the best interests of our stockholders and reserve the right to make compensation decisions that may not be deductible under Section 162(m) where they determine the compensation to be appropriate and in the best interests of the Company and our stockholders.
Risk Assessment Concerning Compensation Practices and Policies
Our Compensation Committee annually reviews our compensation policies and practices to assess whether they encourage our employees to take inappropriate risks. After reviewing each of our compensation plans, and the checks-and-balances and oversight built into each plan, in April 2022 our Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. In addition, our Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks and, as described above under the heading “Compensation Discussion and Analysis,” significant compensation decisions, and decisions concerning the compensation of our executive officers, include subjective considerations by our Compensation Committee or our Board, which restrain the influence of formulae or objective factors on excessive risk-taking. Finally, the mix of short-term compensation (in the form of base salary and annual bonus, if any), and long-term incentive compensation (in the form of stock options and restricted stock unit awards) also prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
As noted above, our Compensation Committee consists of Arie Belldegrun, Marianne De Backer and Roshawn Blunt. None of the members of our Compensation Committee during 2021 has at any time been our officer or employee. None of the members of our Compensation Committee during 2021 had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or the compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.
Compensation Committee Report*
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended 2021.
Compensation Committee
Arie Belldegrun, Chair
Marianne De Backer
Roshawn Blunt
*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2021 Summary Compensation Table
The following table sets forth all of the compensation awarded to, earned by or paid to our named executive officers during the fiscal year ended December 31, 2021, and, with respect to Dr. Al-Wakeel, the fiscal year ended December 31, 2020, and, with respect to Dr. Bischofberger and Dr. DiMartino, the fiscal years ended December 31, 2020 and December 31, 2019. Dr. Dinsmore and Ms. Kosacz were not named executive officers for the fiscal years ended December 31, 2020 and December 31, 2019.
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation(3)	All other compensation ($)(4)	Total ($)
Norbert Bischofberger, Ph.D. President and Chief Executive Officer	2021	320,000	40,875	$—	$—	272,500	11,600	644,975
	2020	399,127	185,838	$6,098,257	$8,458,171	—	11,400	15,152,793
	2019	200,000	80,000	$—	$—	—	—	280,000
Christopher Dinsmore, Ph.D. Chief Scientific Officer(5)	2021	400,000	24,000	$—	$—	160,000	11,600	595,600
Barbara Kosacz Chief Operating Officer and General Counsel	2021	413,000	24,780	$—	$—	165,200	5,014	607,994
Jorge DiMartino, MD, Ph.D. Chief Medical Officer and Executive Vice President, Clinical Development	2021	437,000	26,220	$—	$—	174,800	2,185	640,205
	2020	387,500	376,313	$4,144,011	$4,360,491	—	1,292	9,269,607
	2019	32,291	10,776(7)	$—	$599,473	—	—	642,540
Yasir Al-Wakeel, BM BCh. Chief Financial Officer and Head of Corporate Development	2021	400,000	24,000	$—	$—	160,000	205,295(6)	612,255
	2020	138,750	262,728	$2,240,737	$4,820,356	—	19,779	7,482,350
(1)
The dollar amounts reported for 2020 in this column reflect the aggregate grant date fair value of restricted stock units granted during 2020 based on the closing market price of the Company's common stock on the date of grant.

(2)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“ASC 718”). Assumptions used in the calculation of these amounts are included in Note 10 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting, exercise, or sale of the shares of common stock underlying such awards.

(3)
The dollar amounts in this column represent the portion of the annual performance-based bonuses attributable to the corporate goals achieved in 2021. For more information, see above under “Annual Bonus Opportunity.”

(4)	Except as expressly noted below, all other compensation consists of 401(k) employer matching contributions.
(5)
In March 2020, our Board of Directors approved that payment of Dr. Bischofberger’s base salary and bonus for 2020 and 2021, representing a total amount of $630,000, partially in cash and partially in stock options granted in 2020. The grant date fair value of the stock options that were granted to Dr. Bischofberger pursuant to this arrangement was disclosed in 2020 under the “Salary” column in the amount of $225,000, under the “Bonus” column in the amount of $71,260, and under the “Option awards” column in the amount of $148,407. In December 2020, the Board approved an increase to Dr. Bischofberger’s salary for 2021 to $545,000 from $450,000, of which $320,000 was to be paid in cash because the remaining $225,000 of his 2021 base salary had been paid in the form of stock options granted in 2020 and reported under the “Option awards” column.

(6)	Consists of $11,600 in 401(k) employer matching contributions, $90,182 in relocation assistance and $103,512 tax gross-up on relocation assistance.
(7)
Dr. DiMartino joined us as our Chief Medical Officer in December 2019 at an annual salary of $387,500. Amount shown represents the salary actually earned by Dr. DiMartino during 2019 from and after his December 2, 2019 start date.

2021 GRANTS OF PLAN-BASED AWARDS TABLE
	Estimated future payouts under non-equity incentive plan awards
Name	Threshold ($)	Target ($)	Maximum ($)
Norbert Bischofberger, Ph.D.	—	272,500	340,625
Yasir Al-Wakeel, BM BCh.	—	160,000	200,000
Jorge DiMartino, MD, Ph.D.	—	174,800	218,500
Barbara Kosacz	—	165,200	206,500
Christopher Dinsmore, Ph.D.	—	160,000	200,000
NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE
Agreements with our Named Executive Officers
We have entered into a letter agreement with each of our named executive officers. The agreements generally provide for at-will employment and set forth the executive officer’s initial base salary, annual performance bonus opportunity, initial equity grant amount and eligibility for employee benefits. In addition, each of our named executive officers has executed a form of our standard proprietary information and invention assignment agreement. The key terms of the letter agreements are described below.
Norbert Bischofberger, Ph.D. We entered into a letter agreement with Dr. Bischofberger, our President and Chief Executive Officer, in May 2018 that, as amended, governs the current terms of his employment with us. Pursuant to the agreement, Dr. Bischofberger received an initial annual base salary of $200,000, which was increased to $450,000 in March 2020, $545,000 in February 2021 and $580,000 in February 2022, is eligible to receive an annual target performance bonus of up to 40% of his annual base salary in 2018, 2019, 2020 and 2021, and up to 55% in 2022, as determined by our Board of Directors, and is eligible for severance benefits upon an involuntary termination of his employment with us, as described in more detail below under the subsection titled “—Potential Payments and Benefits upon Termination or Change in Control.”
Jorge DiMartino, M.D., Ph.D. We entered into a letter agreement with Dr. DiMartino, our Chief Medical Officer and Executive Vice President, Clinical Development, in September 2019 that governs the current terms of his employment with us. Pursuant to the agreement, Dr. DiMartino receives an annual base salary of $387,500, which was raised to $437,000 in February 2021 and $455,000 in February 2022, and is eligible to receive an annual target performance bonus of up to 35% of his annual base salary in 2019, and up to 40% of his annual base salary in 2021 and 2022, as determined by our Board of Directors, and is eligible for severance benefits upon an involuntary termination of his employment with us, as described in more detail below under the subsection titled “—Potential Payments and Benefits upon Termination or Change in Control.”
Yasir Al-Wakeel, BM BCh. We entered into a letter agreement with Dr. Al-Wakeel, our Chief Financial Officer and Head of Corporate Development and Strategy, in August 2020 that governs the current terms of his employment with us. Pursuant to the agreement, Dr. Al-Wakeel receives an annual base salary of $370,000, which was raised to $400,000 in February 2021 and $425,000 in February 2022, is eligible to receive an annual target performance bonus of up to 35% of his annual base salary (on a prorated basis for 2020), and up to 40% of his annual base salary in 2021 and 2022, and is eligible for severance benefits upon an involuntary termination of his employment with us, as described in more detail below under the subsection titled “—Potential Payments and Benefits upon Termination or Change in Control.”
Pursuant to the agreement, we paid Dr. Al-Wakeel a $100,000 sign-on bonus in August 2020. In addition, we agreed to reimburse Dr. Al-Wakeel for all direct and properly substantiated out-of-pocket expenses incurred by him in relocating to the greater San Mateo, California area, where our headquarters are located. We have also agreed to reimburse Dr. Al-Wakeel for up to $75,000 of rental costs incurred by him following his permanent relocation to the greater San Mateo, California area, subject to proper substantiation of such expenses. However, if Dr. Al-Wakeel’s employment with us is terminated within two years of August 17, 2020 (his start date with us), by him other than for good reason or by us for cause (as such terms are defined below under the subsection titled “—Potential Payments and Benefits upon Termination or Change in Control”), he will be required to immediately repay the sign-on bonus and any relocation or rental expense reimbursements that he has received pursuant to the reimbursement provisions described above.

We also agreed to pay Dr. Al-Wakeel an additional payment if he receives reimbursements for relocation or rental expenses that is intended to make such reimbursements tax neutral for Dr. Al-Wakeel. Any such additional payment is not subject to repayment if Dr. Al-Wakeel has a termination of employment described in the foregoing paragraph.
Barbara Kosacz We entered into a letter agreement with Ms. Kosacz, our Chief Operating Officer and General Counsel, in July 2020 that governs the current terms of her employment with us. Pursuant to the agreement, Ms. Kosacz receives an annual base salary of $350,000, which was raised to $413,000 in February 2021 and $450,000 in February 2022, and is eligible to receive an annual target performance bonus of up to 35% of her annual base salary in 2020, and up to 40% of her annual base salary in 2021 and 2022, as determined by our Board of Directors, and is eligible for severance benefits upon an involuntary termination of her employment with us, as described in more detail below under the subsection titled “—Potential Payments and Benefits upon Termination or Change in Control.”
Christopher Dinsmore, Ph.D. We entered into a letter agreement with Dr. Dinsmore, our Chief Scientific Officer, in May 2020 that governs the current terms of his employment with us. Pursuant to the agreement, Dr. Dinsmore receives an annual base salary of $350,000, which was raised to $400,000 in February 2021 and $425,000 in February 2022, and is eligible to receive an annual target performance bonus of up to 35% of his annual base salary in 2020, and up to 40% of his annual base salary in 2021 and 2022, as determined by our Board of Directors, and is eligible for severance benefits upon an involuntary termination of his employment with us, as described in more detail below under the subsection titled “—Potential Payments and Benefits upon Termination or Change in Control.”
2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table presents information concerning equity awards held by our named executive officers as of December 31, 2021. The market value for the stock awards was calculated by multiplying the number of shares of our common stock subject to each award by $13.59, which was the closing market price of our common stock on December 31, 2021, the last trading day of fiscal year 2021.
	Option Awards(1)					Stock Awards
Name	Grant date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Norbert Bischofberger, Ph.D.	4/30/2018	—	—	0.09	4/30/2028	88,004 (3)	1,195,974
	3/17/2020	—	—	2.53	3/17/2030	234,340 (4)	3,184,681
	7/10/2020	—	—	4.14	7/10/2030	238,275 (5)	3,238,157
	12/10/2020	74,296	222,890 (6)	30.78	12/10/2030	132,083 (11)	1,795,008
Jorge DiMartino, M.D., Ph.D.	12/2/2019	197,812	181,988 (7)(15)	2.53	12/2/2030	—	—
	12/9/2020	50,226	150,680 (8)	30.94	12/9/2030	89,292 (12)	1,213,478
Christopher Dinsmore, Ph.D.	6/15/2020	98,965	207,154 (9)(15)	3.27	6/15/2030	—	—
	12/9/2020	34,166	102,499 (8)	30.94	12/9/2030	60,740 (12)	825,457
Barbara Kosacz	7/15/2020	—	—	4.14	7/15/2030	297,969 (13)	4,049,399
	12/9/2020	26,184	78,552 (8)	30.94	12/9/2030	46,550 (12)	632,615
Yasir Al-Wakeel, BM, BCh	8/17/2020	136,171	306,610(10)(14)	7.51	8/17/2030	—	—
	12/9/2020	27,158	81,475 (8)	30.94	12/9/2030	48,282 (12)	656,152
(1)
Option awards with grant dates prior to October 9, 2020 were granted under the 2017 Equity Incentive Plan. Stock and option awards with grants dates on or after October 9, 2020 were granted under the 2020 Equity Incentive Plan (the “2020 Plan”). The terms of these plans are described below under the heading “Equity Benefit Plans.”

(2)	These option awards were granted with a per share exercise price equal to the fair market value of our common stock on the grant date, as determined in good faith by our Board of Directors.

(3)
These shares vest over four years commencing on April 30, 2018, with 1/4 vesting on the first anniversary of the vesting commencement date, and the remainder vesting in 36 equal monthly installments, subject to continued service through each such vesting date.

(4)
These shares are divided into three tranches with the following vesting schedules: (i) 339,621 shares vest over four years with 1/4 vesting on March 17, 2021 and the remainder vesting in 36 equal monthly installments, subject to continued service through each such vesting date; (ii) 177,808 vest in 24 equal monthly installments following the grant date, subject to continued service through each such vesting date (elected by Dr. Bischofberger as 50% of his salary for 24 months); and (iii) 71,123 shares vest in two equal annual installments commencing on the anniversary of the grant date (elected by Dr. Bischofberger as 50% of his performance bonus for 24 months).

(5)	These shares vest over three years commencing on July 10, 2020, with 36 equally monthly installments, subject to continued service through each such vesting date.
(6)	These shares vest over four years commencing on December 10, 2020, with 48 equally monthly installments, subject to continued service through each such vesting date.
(7)	These shares vest over 3 years with 1/4 vesting on December 2, 2020 and the remainder vesting in 24 equal monthly installments, subject to continued service through each vesting date.
(8)	These shares vest over four years commencing on December 9, 2020, with 48 equally monthly installments, subject to continued service through each vesting date.
(9)	These shares vest over four years with 1/4 vesting on June 15, 2021, and the remainder vesting in 36 monthly installments, subject to continued service through each such vesting date.
(10)
These shares vest over four years commencing on August 17, 2020, with 1/4 vesting on the first anniversary of the vesting commencement date, and the remainder vesting in 36 equal monthly installments, subject to continued service through each such vesting date. This option was granted immediately exercisable, subject to a repurchase right in our favor which lapses as the option vests. The number of shares in this column reflects the number of shares subject to the option that were exercisable and unvested as of December 31, 2020.

(11)	These restricted stock units vest annually over three years, commencing on December 10, 2020, subject to continued service through each such vesting date.
(12)	These restricted stock units vest annually over three years, commencing on December 9, 2020, subject to continued service through each such vesting date.
(13)
These shares are divided into tranches with the following vesting schedules: (i) 335,008 shares vest over four years with 1/4 vesting on July 15, 2021, and the remainder vesting in 36 monthly installments; (ii) 88,589 restricted stock awards vest 1/2 on July 15, 2020, 1/8 on July 15, 2021, and the remainder vesting in monthly installments over 36 months, all subject to continued service through each vesting date.

(14)
Because this option was granted immediately exercisable, subject to a repurchase right in our favor which lapses as the option vests, the number of shares in this column reflects the number of shares subject to the option that were exercisable and unvested as of December 31, 2021.

2021 Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Norbert Bischofberger, Ph.D.			769,033	15,660,394
Jorge DiMartino, M.D., Ph.D.			44,645	585,742
Christopher Dinsmore, Ph.D.	36,756	788,416	30,370	1,046,459
Barbara Kosacz			197,483	3,161,823
Yasir Al-Wakeel, BM BCh			56,109	701,077
(1)
Value realized on exercise of option awards is computed by determining the difference between the closing Market price of our common stock on The Nasdaq Global Select Market on the dates of exercise and the exercise price per share exercised.

Non-Employee Director Compensation Policy
Our Board of Directors adopted the following non-employee director compensation policy in September 2020:
•	an annual cash retainer of $35,000;
•	an additional cash retainer of $30,000 for serving as Chair of the Board of Directors;
•	an additional annual cash retainer of $7,500, $5,000 and $4,000 for service as a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively;

•
an additional annual cash retainer of $15,000, $10,000 and $8,000 for service as chair of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively (in lieu of the committee member retainer above);

•	an initial option grant to purchase 41,200 shares of our common stock, vesting in three equal annual installments; and
•
an annual option grant to purchase 20,600 shares of our common stock, vesting on the earlier of (a) the one-year anniversary of the date of grant and (b) the date of the next annual meeting of stockholders.

As a result of the periodic review of our non-employee director compensation policy, in February 2022, our Board of Directors and Compensation Committee reviewed and updated the policy for 2022. In consultation with Pearl Meyer and in light of the evolving market and benchmarks of our peer companies, the Board adopted the following revised compensation:
•	an annual cash retainer of $40,000;
•	an additional cash retainer of $30,000 for serving as Chair of the Board of Directors;
•	an additional annual cash retainer of $7,500, $5,000 and $4,000 for service as a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively;
•
an additional annual cash retainer of $15,000, $10,000 and $8,000 for service as chair of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively (in lieu of the committee member retainer above);

•
an initial equity grant with a fair market value of $670,000 on the date of grant, subject to a fixed share cap of 68,000 options equivalents, vesting in three equal annual installments, with the director designating the equity vehicles as either 100% options, 100% RSUs, or 50% options and 50% RSUs; and

•
an annual equity grant with a fair market value of $335,000 on the date of grant, subject to a fixed share cap of 34,000 option equivalents, vesting on the earlier of (a) the one-year anniversary of the date of grant and (b) the date of the next annual meeting of stockholders, with the director designating the equity vehicles as either 100% options, 100% RSUs, or 50% options and 50% RSUs.

•	The annual grants will be made on the date of each annual meeting of stockholders.
The stock options and restricted stock unit awards will be granted under our 2020 Plan. Each of the equity awards described above will vest and become exercisable subject to the non-employee director’s continuous service with us through each applicable vesting date, provided that each option and restricted stock unit award will vest in full upon a change in control of the Company, as defined under our 2020 Plan.

2021 DIRECTOR COMPENSATION TABLE
The following table shows for the fiscal year ended December 31, 2021 certain information with respect to the compensation of all non-employee directors of the Company who served during 2021:
Name	Fees earned ($)	Option awards ($)(4)	Total Compensation ($)
Arie S. Belldegrun, M.D., FACS	75,000	343,956	418,956
Rebecka Belldegrun, M.D.(1)	2,397	—	2,397
Roshawn Blunt	5,589	488,047	493,636
Marianne De Backer, Ph.D.	44,247	1,076,592	1,120,839

Joshua A. Kazam	35,000	343,956	378,956
Jakob Loven, Ph.D.(2)	27,734	—	20,734
John C. Martin, Ph.D.(3)	11,712	—	11,712
Elena Ridloff, CFA	50,000	257,967	307,967
Otello Stampacchia, Ph.D.	50,500	343,956	394,456
David M. Tanen	35,000	343,956	378,956
Taiyin Yang, Ph.D.	30,025	930,008	960,033
(1)	Dr. Rebecka Belldegrun resigned from the Board of Directors in January 2021.
(2)	Dr. Loven decided not to stand for re-election to the Board of Directors, and his term as a director expired on June 22, 2021.
(3)	Dr. Martin passed away in March 2021.
(4)
The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted in 2021. These amounts have been computed in accordance with FASB ASC 718, using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 10 “Stock-based Compensation” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. As of December 31, 2021, the aggregate number of shares outstanding under all option awards held by our non-employee directors were: Dr. Belldegrun: 20,600, Ms. Blunt: 41,200, Dr. De Backer: 49,783, Mr. Kazam: 20,600, Ms. Ridloff: 15,450, Dr. Stampacchia: 20,600, Mr. Tanen: 20,600 and Dr.Yang: 46,350.

In addition to serving as our President and Chief Executive Officer, Dr. Bischofberger served on our Board of Directors. He did not receive any additional compensation for his service as a member of our Board. See the section titled “Executive Compensation” for a summary of his compensation.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2021.
Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b) ($)(1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2017 Equity Incentive Plan(2)	3,057,971	4.95	—
2020 Equity Incentive Plan(3)	3,443,593	28.00	4,647,580
2020 Employee Stock Purchase Plan(4)	—	—	1,152,612
Equity compensation plans not approved by security holders	—	—	—
Total	6,501,564	17.16	5,800,192
(1)
The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.

(2)
As of December 31, 2021, under our 2017 Equity Incentive Plan, the number of outstanding awards under column (a) includes 3,057,971 shares which are issuable upon the exercise of outstanding options (including options that are immediately exercisable) at a weighted-average exercise price of $4.95.

(3)
In October 2020, we adopted the 2020 Plan which replaced the 2017 Equity Incentive Plan. Initially, the aggregate number of shares of our common stock that may be issued under the 2020 Plan was 11,938,152. Additionally, in each year, commencing in 2021 and ending in 2030, the number of shares authorized for issuance under the 2020 Plan is automatically increased by a number equal to: (a) 5% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of common stock as is determined by our Board or a designated committee thereof for the applicable year. As of December 31, 2021, under our 2020 Plan the number of outstanding awards under column (a) includes: (1) 2,744,464 shares to be issued upon the exercise of outstanding options (including options that are immediately exercisable) at a weighted-average exercise price of $28.00; and (2) 699,129 shares issuable upon the vesting of outstanding restricted stock units. As of March 31, 2022, the number of shares authorized for issuance under the 2020 Plan increased to 17,568,821shares, of which 4,911,664 shares remained available for issuance under the 2020 Plan.

(4)
In October 2020, we adopted our Employee Stock Purchase Plan (the “ESPP”), The ESPP initially authorized the issuance of 688,000 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. Additionally, in each year, commencing in 2021 and ending in 2030, the number of shares authorized for issuance under the 2020 ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 1,376,000 shares; or (c) such lesser number of shares of Common Stock as is determined by our Board for the applicable year. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. As of March 31, 2021, the number of shares authorized for issuance under the ESPP increased to 1,814,133shares, of which 1,718,410 remained available for issuance under the ESPP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Our executive officers, including our Named Executive Officers, are entitled to certain severance and change of control payments and benefits pursuant to our change in control and severance benefit plan (the “Change in Control Plan”). The Change in Control Plan provides for, in the event of an involuntary termination of employment without “cause” or a resignation with “good reason,” and subject to our receipt of an effective waiver and release of claims from the executive, a combination of (1) cash severance for the severance period and (2) the payment or reimbursement of premiums or continued coverage under group health plans for the severance period. For our CEO, the severance period is twelve months; in the case of the rest of our named executive officers, the period is nine months.
In the event that the involuntary termination of employment occurs within the period 12 months after a change in control of the Company, then the participants in the Change in Control Plan are entitled to a longer severance period: in the case of our CEO, eighteen months, and in the case of our other named executive officers, twelve months.
Under the Change in Control Plan, the term “cause” generally means (i) the employee’s commission of any crime involving fraud, dishonesty or moral turpitude; (ii) the employee’s attempted commission of or participation in a fraud or act of dishonesty against us that results in (or might have reasonably resulted in) material harm to our business; (iii) the employee’s intentional, material violation of any contract or agreement between us and the employee or any statutory duty that the employee owes to us; or (iv) the employee’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to our business. The term “change in control” generally means (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, (3) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction, or (4) a complete dissolution or liquidation of the company.
The term “good reason” generally means (i) a material reduction of such employee’s annual base salary, which is a reduction of at least 10% of such employee’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) a material reduction in such employee’s authority, duties or responsibilities; (iii) a relocation of such employee’s principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases such employee’s one-way commute by more than 50 miles as compared to such employee’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business).

The following table provides an estimate of the potential payments and benefits pursuant to the Change in Control Plan, which could occur upon termination of the employment of our Named Executive Officers, including in connection with a change of control of the Company, assuming a triggering event occurred on December 31, 2021:
Name	Benefit	Termination without Cause or Resignation for Good Reason Not in Connection with a Change in Control($)	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control ($)
Norbert Bischofberger, Ph.D.	Lump Sum Cash Severance Payment	272,500	272,500
	Lump Sum Target Bonus Payment	—	545,000
	Health Insurance Premiums	5,416	5,416
	Vesting Acceleration(1)	—	9,413,820
	Benefit Total	277,916	10,236,736
Yasir Al-Wakeel, BM BCh.	Lump Sum Cash Severance Payment	160,000	160,000
	Lump Sum Target Bonus Payment	—	240,000
	Health Insurance Premiums	20,053	20,053
	Vesting Acceleration(1)	—	656,152
	Benefit Total	180,053	1,076,206
Jorge DiMartino, M.D., Ph.D.	Lump Sum Cash Severance Payment	174,800	174,800
	Lump Sum Target Bonus Payment	—	262,200
	Health Insurance Premiums	11,849	11,849
	Vesting Acceleration(1)	—	1,213,478
	Benefit Total	186,649	1,662,327
Barbara Kosacz	Lump Sum Cash Severance Payment	165,200	165,200
	Lump Sum Target Bonus Payment	—	247,800
	Health Insurance Premiums	20,053	20,053
	Vesting Acceleration(1)	—	4,682,013
	Benefit Total	185,253	5,115,066
Christopher Dinsmore, Ph.D.	Lump Sum Cash Severance Payment	160,000	160,000
	Lump Sum Target Bonus Payment	—	240,000
	Health Insurance Premiums	14,970	14,970
	Vesting Acceleration(1)	—	825,457
	Benefit Total	174,970	1,240,427
(1)
The value of the accelerated vesting of the outstanding stock options and restricted stock unit awards is based on the closing market price of $13.59 per share of our common stock on December 31, 2021, less, in the case of the stock options, the exercise price of the unvested stock option shares subject to acceleration.

TRANSACTIONS WITH RELATED PERSONS
Related-Person Transactions policy and Procedures
We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than five percent of our common stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, all of the parties thereto, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:
•	the risks, costs and benefits to us;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties.
In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.
Certain Relationships and Related-Person Transactions
The following sections summarize transactions since January 1, 2021 to which we have been a party, in which the amount involved in the transaction exceeded $120,000 and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons, had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”
In December 2017, we entered into a consulting agreement with Two River. Joshua Kazam and David Tanen, each a member of our Board of Directors, are each partners of Two River. Pursuant to the consulting agreement, Two River provides strategic, financial, business development and other consulting services and is compensated for such services rendered at a rate $25,000 per month. In June 2019, the consulting agreement was amended to change Two River’s compensation under the agreement to $90,000 per month. Dr. Belldegrun serves as the Chairman of Two River but does not receive any salary, commission or other fees for serving in such capacity. The agreement was amended on December 31, 2021 to limit the scope of the consulting services to accounting support and managerial services at approximately $8,000 per month.
In May 2019 we entered into a consulting agreement with Bellco. Arie Belldegrun, M.D., FACS, the Chairman of our Board of Directors, and Rebecka Belldegrun, M.D., a member of our Board of Directors until January 25, 2021, own and control Bellco. Pursuant to the consulting agreement, Bellco provides certain services for us, which are performed by Drs. Arie Belldegrun and Rebecka Belldegrun, and include without limitation, providing advice and analysis with respect to our business and strategy. In consideration for these services, we pay Bellco $2,100 per month in arrears commencing January 2019. We also reimburse Bellco for out of pocket expenses incurred in performing the services.
Indemnification Agreements
We have entered into indemnification agreements with each of our current directors and executive officers.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to Kronos Bio, Inc., Secretary, 1300 So. El Camino Real, Suite 400, San Mateo, California 94402, or call us at (650) 781-5200. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Barbara Kosacz
Secretary
San Mateo, California
April 27, 2022
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to: Secretary, Kronos Bio, Inc., 1300 So. El Camino Real, Suite 400, San Mateo, California 94402.

Kronos Bio, Inc.
1300 S EL CAMINO REAL, SUITE 400
SAN MATEO, CALIFORNIA 94402
UNITED STATES

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 21, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/KRON2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 21, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D84913-P75085 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KRONOS BIO, INC.

The Board of Directors recommends you vote "FOR" the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) Otello Stampacchia, Ph.D.
02) David Tanen
03) Roshawn Blunt

The Board of Directors Recommends you vote "1 Year" for the following proposal:

	1 Year	2 Years	3 Years	Abstain
2. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote "FOR" the following proposal:

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D84914-P75085

KRONOS BIO, INC.
Annual Meeting of Stockholders
June 22, 2022 at 11:00 a.m. ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Norbert Bischofberger and Barbara Kosacz, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided below, all the shares of Kronos Bio, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2022 Annual Meeting of Stockholders of Kronos Bio, Inc. (the "Meeting") to be held virtually at www.virtualshareholdermeeting.com/KRON2022 on June 22, 2022 at 11:00 a.m. ET, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IN THEIR DISCRETION, THE PROXIES OF THE UNDERSIGNED ARE AUTHORIZED TO VOTE UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side